Exhibit 99.4

LIMITED PARTNERSHIP AGREEMENT

THIS AGREEMENT is made as of February 12, 2016.

BETWEEN:

CPPIB Epsilon Ontario Trust, a trust formed under the laws of the

Province of Ontario,

(the “General Partner”)

- and -

Canada Pension Plan Investment Board a Canadian federal Crown corporation,

(the “Limited Partner” and, together with the General Partner, the “Partners”)

WHEREAS:

A.	The Partnership has been formed for the purposes of acquiring ordinary shares par value $1.00 per share (the “Shares”) of Enstar Group Limited, a Bermuda company.

WITNESSETH that in consideration of the mutual covenants and agreements herein contained, and subject to the terms and conditions of this Agreement, the parties hereto agree as follows:

1. Formation of the Partnership

The General Partner and the Limited Partner intend to form a limited partnership (the “Partnership”) by the filing of a limited partnership declaration pursuant to Limited Partnership Act (Ontario) (the “Act”).

2. Business of the Partnership

The business of the Partnership is investment in Shares.

3. Name

The name of the Partnership will be “CPPIB Epsilon Ontario Limited Partnership”.

4. General Partner

The business and affairs of the Partnership shall be managed by the General Partner. The General Partner has the exclusive authority to bind the Partnership.

5. Limited Partner

The Limited Partner shall not take part in the management of the business or affairs of, or transact any business for, the Partnership.

6. Term

The Partnership will commence on the filing of the limited partnership declaration referred to above and will continue until dissolved. For greater certainty, the admission, resignation, withdrawal or dissolution of any Partner will not dissolve the Partnership.

7. Financial Year

The financial year end of the Partnership will be on March 31 in each year.

8. Capital Contributions

(a) The General Partner shall contribute $100.00 of capital to the Partnership. The General Partner’s interest shall be evidenced by a General Partner Unit.

(b) The Limited Partner shall contribute capital to the Partnership, in the form of Shares and money from time to time. The Limited Partner’s interest shall be evidenced by a Limited Partner Unit.

9. Allocation of Income and Distributions

The Partnership may make distributions from time to time as determined by the General Partner. All distributions shall be paid, and all allocations of income for tax and accounting purposes shall be made as to .01% to the General Partner and as to the balance to the Limited Partner.

10. Power of Attorney

The Limited Partner hereby irrevocably constitutes and appoints the General Partner its true and lawful attorney, in its name, place and stead, to make, execute, acknowledge and file:

(a)	a registration of a limited partnership declaration as required by the laws of the Province of Ontario and any other certificates or instruments which may be required to be filed by the Partnership under the laws of the Province of Ontario and/or which the General Partner deems advisable to file;

(b)	any amendments or modifications of the foregoing instruments; and

(c)	any and all other documents which may be required to effectuate the registration, dissolution or termination of the Partnership.

It is expressly intended and understood by the Limited Partner that the grant of this power of attorney is coupled with an interest and is irrevocable.

11. Pledging of Partnership Interest

The Limited Partner may pledge as security all or any of its Limited Partner Units without the consent of the General Partner or any other limited partner. The General Partner may pledge as security all or any portion of its General Partner Units.

12. Benefit of the Agreement

This Agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

13. Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

14. Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

15. Assignment

Neither of the parties hereto may assign its rights or obligations under this Agreement without the prior written consent of the other party.

16. Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

17. Counterpart

This Agreement may be executed in one or more counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. Electronically transmitted or facsimile signatures may be relied upon as if they were originals.

[signature page follows]

IN WITNESS WHEREOF the parties have executed this Agreement.

CANADA PENSION PLAN INVESTMENT BOARD

Per:	/s/ Patrice Walch-Watson
	Name:	Patrice Walch-Watson
	Title:	Senior Managing Director, General Counsel & Corporate Secretary

CPPIB Epsilon Ontario Trust

Per:	/s/ Poul Winslow
Name: Poul Winslow Title: Trustee